Exhibit 10(m)

NORTHROP GRUMMAN SUPPLEMENTARY

RETIREMENT INCOME PLAN

Amended and Restated

Effective January 1, 2012

1. Purpose. The purpose of the Northrop Grumman Supplementary Retirement Income Plan (SRIP) is to provide supplemental retirement and death benefits to those:

(i) employees, including officers, of Northrop Grumman Space & Mission Systems Corp. and its subsidiaries (“NGSMSC”) whose benefits under the Northrop Grumman Space & Mission Systems Corp. Salaried Pension Plan (“SPP”) have been limited by virtue of §415 of the Internal Revenue Code of 1986 (“Code”);

(ii) management and highly-compensated employees of NGSMSC whose benefits under the SPP are limited by Code §401(a)(17);

(iii) management and highly-compensated employees of NGSMSC whose compensation otherwise included as pensionable earnings received by such individual within the meaning of the SPP could not be so included because such compensation was deferred in accordance with the provisions of the Northrop Grumman Space & Mission Systems Corp. Deferred Compensation Plan or the Northrop Grumman Deferred Compensation Plan (“DC Plan” or DC Plans”); and

(iv) management and highly-compensated employees of NGSMSC whose compensation otherwise included as “Earnings” under the SPP and service otherwise included as Benefit Service under the SPP would not be so included because of a determination by NGSMSC that such inclusion could violate the regulations under Code §401(a)(4).

The SRIP is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act (“ERISA”) and is designed to provide benefits which mirror the provisions of the SPP but cannot be paid from the SPP because of certain Code limitations.

The SRIP is hereby amended and restated effective as of January 1, 2012, except as otherwise provided. This restatement amends the January 1, 2010 restatement of the SRIP and includes changes that apply to Grandfathered Amounts (as defined below).

The SRIP is intended to comply with Code section 409A and official guidance issued thereunder (except for SRIP benefits that were earned and vested as of December 31, 2004 within the meaning of Code section 409A and official guidance thereunder (“Grandfathered Amounts”)). Notwithstanding any other provision of the SRIP, the SRIP shall be interpreted, operated and administered in a manner consistent with this intention.

2. Eligibility. Employees of NGSMSC covered by the SPP and not otherwise covered by the BDM International, Inc. Defined Contribution Supplemental Executive Retirement Plan (the “BDM DC SERP”) whose base pay and bonus paid in any year (or deferred pursuant to the DC Plan) exceed the limitations of Code §401(a)(17) shall automatically be covered under the SRIP. All SPP participants not otherwise covered by the BDM DC SERP who are eligible to receive benefits from the SPP shall automatically receive a benefit from the SRIP if their benefit cannot be fully provided under the SPP because of the limits under Code §415. In addition, Grandfathered Participants, as defined in Appendix C, shall remain eligible to participate in the SRIP on and after January 1, 2009 and shall continue to accrue benefits as set forth in Appendix C.

The foregoing notwithstanding, effective as of February 28, 2003, individuals who qualify as “TRW Automotive Participants” under the February 28, 2003 Employee Matters Agreement between Northrop Grumman Space & Mission Systems Corp. and TRW Automotive Acquisition Corp. cease to participate in the SRIP, and the SRIP and NGSMSC cease to be liable for TRW Automotive Participants’ benefits.

3. Benefits.

a. In General. The amount of the benefit payable under the SRIP shall be equal to the amount which would be payable to or in respect of a participant under the SPP if the limitations identified in §1 above were inapplicable, less the amount of the benefit payable under the SPP, taking into account such limitations. The amount of benefit payable under the SRIP to a participant shall also be reduced to the extent that any other nonqualified plan established by NGSMSC or any other entity affiliated with NGSMSC under Code §414(b) or (c) (“Affiliate”) pays benefits to the participant that are attributable to limits imposed upon the SPP other than those identified in §1 above. The benefit payable under the SRIP for those participants who were participants in The BDM Corporation Supplemental Executive Retirement Plan which was merged into the SRIP (the “BDM SERP”) on the close of business on December 31, 1998 (the “Merger Effective Date”) will not be less than the benefit which had accrued under the BDM SERP as of the Merger Effective Date for such participants. Schedule A attached hereto sets forth the relevant provisions of the BDM SERP necessary to calculate such accrued benefits. The benefit payable under the SRIP for the sole participant who was a “Covered Executive” in the Astro

Aerospace Corporation Supplemental Executive Retirement Plan (the “Astro SERP”) on the close of business on November 30, 1999 will not be less than the benefit which had accrued under the Astro SERP as of November 30, 1999 for such participant, as determined in accordance with the terms of the Astro SERP as in effect on November 30, 1999 (a copy of which is attached hereto as Schedule B) and the benefit payable to such participant’s spouse under the SRIP shall not be less than the benefit which would have been payable to such spouse under the terms of the Astro SERP had the participant died on November 30, 1999.

b. Benefit Limit. The amount of the SRIP benefit will be limited as provided below:

i. A participant’s total accrued benefits under all defined benefit plans, programs, and arrangements maintained by Northrop Grumman Corporation and its affiliates (as determined under Code section 414) in which he or she participates, including the SRIP, may not exceed 60% of his or her Final Average Salary. If this limit is exceeded, the participant’s benefit accrued under the SRIP will be reduced to the extent necessary to satisfy the limit.

(1) For this purpose, “Final Average Salary” has the meaning provided under Appendix G to the Northrop Grumman Supplemental Plan 2 (the “OSERP”).

(2) The Participant’s Final Average Salary will be reduced for early retirement applying the factors in the OSERP.

(3) The limit in this subsection may not be exceeded even after the benefits under the SRIP have been enhanced under any change in control agreements or Northrop Grumman Corporation Special Agreements.

c. Compensation. The following shall not be considered as compensation for purposes of determining the amount of any benefit under the SRIP:

i. Any payment authorized by the Compensation Committee of Northrop Grumman Corporation that is (i) calculated pursuant to the method for determining a bonus amount under the Northrop Grumman Corporation Annual Incentive Plan (AIP) for a given year, and (ii) paid in lieu of such bonus in the year prior to the year the bonus would otherwise be paid under the AIP, and

ii. Any award payment under the Northrop Grumman Long-Term Incentive Cash Plan.

4. Payment of Benefits. The distribution rules of this Section 4 only apply to Grandfathered Amounts. See Appendix A and Appendix B for the rules that apply to other benefits earned under the SRIP.

a. Except as provided below, no benefit is payable from the SRIP, even if the participant has terminated his/her employment, unless a participant has five years of vesting service as defined under the SPP and has attained age fifty-five, provided, however, a benefit will be payable from the SRIP prior to a participant’s attainment of age fifty-five if the participant terminates his or her employment in connection with (i) a special voluntary early retirement program offered under the SPP, the terms of which provide for eligibility prior to age fifty-five, or (ii) a special early commencement option under the SPP, the terms of which provide for commencement of the SPP benefit before age fifty-five.

b. If a participant who has five or more years of vesting service dies before his/her benefit commencement date under the SPP, the SRIP benefit shall be paid in the same form and shall commence at the same time as a pre-retirement survivor benefit under the SPP.

c. Except as provided in paragraph g., i., j., or as provided below, any participant in the SPP and the SRIP who is entitled to a vested or deferred vested pension under the SPP shall have his SRIP benefit (i) commence at the same time as his benefit commencement date under the SPP and (ii) paid in the same form and with the same designated joint annuitant, if any, as his form of payment under the SPP unless otherwise provided under the terms of any Qualified Domestic Relations Order (as defined in Section 5) applicable to said participant or unless otherwise determined by the Administrative Committee in its sole discretion. Any such participant who is eligible for the special early commencement option under the SPP may petition the Administrative Committee at any time at least two months prior to his severance from service date under the SPP to change such form of payment into a single sum or annual installments from two to ten years, or any other payment form approved by the Administrative Committee in their or its discretion. If annual installment payments are elected, interest, if any, on such installments shall be determined by the Actuary, subject to approval by the Administrative Committee. If a participant receiving installment payments dies, his remaining installment payments shall be made as scheduled to any properly designated beneficiary, or if none exists, in a single lump sum to the participant’s estate.

d. Except as provided above or in paragraph g., i., or j., payment of benefits under the SRIP shall be made commencing with the January following the date the participant becomes eligible, having terminated his employment with NGSMSC and all Affiliates, for benefits under the SPP; provided, however, that if the participant’s termination of employment is the result of a divestiture of the NGSMSC or Affiliate unit or operation where the participant worked prior to termination of employment and the participant obtains employment with the entity that acquired such unit or operations, then the SRIP benefit shall not be payable until such participant is eligible for and receives (or commences to receive) his SPP benefit (even if the SRIP benefit is less than $5,000).

e. Except as provided above and in paragraph g., i., or j., the automatic form of benefit payable under the Plan shall be, for an unmarried participant, a single life annuity, and, for a married participant, a 50% joint and survivor annuity, with the participant’s eligible spouse being the survivor annuitant. Notwithstanding the above, the participant may elect, by notice to the administrator for the SRIP, at any time at least two months prior to the severance from service date under the SPP (the “Severance from Service Date”) to change such form of payment into a single sum or annual installments from two to ten years, or any other payment form approved by the Administrative Committee in its discretion. If annual installment payments are elected, interest, if any, on such installments shall be determined by the Actuary, subject to approval by the Administrative Committee. If a participant receiving installment payments dies, his remaining installment payments shall be made as scheduled to any properly designated beneficiary, or if none exists, in a single lump sum to the participant’s estate.

f. If not rejected by the Administrative Committee at least 14 days prior to the Severance from Service Date, any election of a form of payment or benefit commencement date other than the automatic form and commencement date shall be irrevocable.

g. If the present value of a participant’s interest in the SRIP, determined as of the later of the participant’s age 55 or severance from service date under the SPP, is less than an amount which, if converted to a single sum equals $5,000, the benefit shall be paid out in a single sum, either at the same time as his benefit commencement date under the SPP or at another date as determined by the Administrative Committee in its sole discretion. (See paragraph i for the rule that applies as of January 1, 2008.)

h. Payments to be made pursuant to the SRIP shall be made by NGSMSC, with any appropriate reimbursement being made by subsidiaries of NGSMSC. The SRIP shall be unfunded, and NGSMSC shall not be required to establish any special or separate fund nor to make any other segregation of assets in order to assure the payment of any amounts under the SRIP. Participants of the SRIP shall have the status of general unsecured creditors of NGSMSC and the SRIP constitutes a mere promise by NGSMSC to make benefit payments in the future.

i. Mandatory Cashout. Notwithstanding any other provisions in the SRIP, participants with Grandfathered Amounts who have not commenced payment of such benefits prior to January 1, 2008 will be subject to the following rules:

i. Post-2007 Terminations. Participants who have a complete termination of employment with NGSMSC and the Affiliates after 2007 will receive a lump sum distribution of the present value of their Grandfathered Amounts within two months of such termination (without interest), if such present value is below the Code section 402(g) limit in effect at the termination.

ii. Pre-2008 Terminations. Participants who had a complete termination of employment with NGSMSC and the Affiliates before 2008 will receive a lump sum distribution of the present value of their Grandfathered Amounts within two months of the time they commence payment of their underlying qualified pension plan benefits (without interest), if such present value is below the Code section 402(g) limit in effect at the time such payments commence.

j. Optional Payment Forms. Participants with Grandfathered Amounts shall be permitted to elect i. or ii. below:

i. To receive their Grandfathered Amounts in any form of distribution available under the SRIP at October 3, 2004, provided that form remains available under the underlying qualified pension plan at the time payment of the Grandfathered Amounts commences. The conversion factors for these distribution forms will be based on the factors or basis in effect under the SRIP on October 3, 2004.

ii. To receive their Grandfathered Amounts in any life annuity form not included in i. above but included in the underlying qualified pension plan distribution options at the time payment of the Grandfathered Amounts commences. The conversion factors will be based on the following actuarial assumptions:

Interest Rate:	6%

Mortality Table:	RP-2000 Mortality Table projected 15 years for future standardized cash balance factors

k. Special Tax Distribution. On the date a participant’s retirement benefit is reasonably ascertainable within the meaning of IRS regulations under Code section 3121(v)(2), an amount equal to the participant’s portion of the FICA tax withholding will be distributed in a single lump sum payment. This payment will be based on all benefits under the SRIP, including Grandfathered Amounts. This payment will reduce the participant’s future benefit payments under the SRIP on an actuarial basis.

5. Non-Alienation of Benefits. Neither a participant nor any other person shall have any right to sell, assign, transfer, pledge, mortgage or otherwise encumber, in advance of actual receipt, any SRIP benefit. Any such attempted assignment or transfer shall be ineffective; NGSMSC’s sole obligation under the SRIP shall be to pay benefits to the participant, his beneficiary or his estate, as appropriate. No part of any SRIP benefit shall, prior to actual payment, be subject to the payment of any debts, judgments, alimony or separate maintenance owed by a participant or any other person; nor shall any SRIP benefit be transferable by operation of law in the event of a participant’s or any other person’s bankruptcy or insolvency, except as required or permitted by law.

Notwithstanding the foregoing, all or a portion of a participant’s benefit may be paid to another person as specified in a domestic relations order that the plan administrator determines is qualified (a “Qualified Domestic Relations Order”). For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:

a. Issued pursuant to a State’s domestic relations law;

b. Relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the participant;

c. Creates or recognizes the right of a spouse, former spouse, child or other dependent of the participant to receive all or a portion of the participant’s benefits under the SRIP; and

d. Meets such other requirements established by the plan administrator.

The plan administrator shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the plan administrator may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant.

6. Committees.

a. An Administrative Committee and an Investment Committee (together, the “Committees”), each of one or more persons, shall be appointed by and serve at the pleasure of the board of directors of NGSMSC (the “Board”). The number of members comprising the Committees shall be determined by the Board, which may from time to time vary the number of members. A member of the Committees may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committees shall be filled promptly by the Board.

b. i. Each Committee shall act at meetings by affirmative vote of a majority of the members of that Committee. Any determination of action of the Committees may be made or taken by a majority of a quorum present at any meeting thereof, or without a meeting, by resolution or written memorandum signed by a majority of the members of the Committees then in office. A member of the Committees shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of each Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee of which he or she is a member.

ii. The Board shall appoint a Chairman from among the members of the Administrative Committee and a Secretary who may or may not be a member of the Administrative Committee. The members of the Investment Committee will elect one of their members as Chairman and will appoint a Secretary and any other officers as the Investment Committee may deem necessary. The Committees shall conduct their business according to the provisions of this Article and the rules contained in the current edition of Robert’s Rules of Order or such other rules of order the Committees may deem appropriate. The Committees shall hold meetings from time to time in any convenient location.

c. The Administrative Committee shall enforce the SRIP in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

i. To construe and interpret the terms and provisions of the SRIP and make all factual determinations;

ii. To compute and certify to the amount and kind of benefits payable to participants and their beneficiaries;

iii. To maintain all records that may be necessary for the administration of the SRIP;

iv. To provide for the disclosure of all information and the filing or provision of all reports and statements to participants, beneficiaries or governmental agencies as shall be required by law;

v. To make and publish such rules for the regulation of the SRIP and procedures for the administration of the SRIP as are not inconsistent with the terms hereof;

vi. To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the SRIP as the Administrative Committee may from time to time prescribe (including the power to subdelegate);

vii. To exercise powers granted the Administrative Committee under other Sections of the SRIP; and

viii. To take all actions necessary for the administration of the SRIP, including determining whether to hold or discontinue insurance policies purchased in connection with the SRIP.

d. The Investment Committee shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

i. To oversee the rabbi trust, if any; and

ii. To appoint agents, and to delegate to them such powers and duties in connection with its duties as the Investment Committee may from time to time prescribe (including the power to subdelegate).

e. The Administrative Committee shall have full discretion to construe and interpret the terms and provisions of the SRIP, to make factual determinations and to remedy possible inconsistencies and omissions. The Administrative Committee’s interpretations, constructions and remedies shall be final and binding on all parties, including but not limited to the Affiliates and any participant or beneficiary. The Administrative Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the SRIP.

f. To enable the Committees to perform their functions, the Affiliates adopting the SRIP shall supply full and timely information to the Committees on all matters relating to the compensation of all participants, their death or other events that cause termination of their participation in the SRIP, and such other pertinent facts as the Committees may require.

g. i. The members of the Committees shall serve without compensation for their services hereunder.

ii. Committees are authorized to employ such accounting, consultants or legal counsel as they may deem advisable to assist in the performance of their duties hereunder.

iii. To the extent permitted by ERISA and applicable state law, NGSMSC shall indemnify and hold harmless the Committees and each member thereof, the Board and any delegate of the Committees who is an employee of the Affiliates against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the SRIP, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by NGSMSC or provided by NGSMSC under any bylaw, agreement or otherwise, as such indemnities are permitted under ERISA and state law.

7. Claims Procedure.

The standardized “Northrop Grumman Nonqualified Retirement Plans Claims and Appeals Procedures” shall apply in handling claims and appeals under the SRIP.

8. Amendment and Termination. NGSMSC may, in its sole discretion, terminate, suspend or amend the SRIP at any time or from time to time, in whole or in part for any reason. This includes the right to amend or eliminate any of the provisions of the SRIP with respect to lump sum distributions, including any lump sum calculation factors, whether or not a participant has already made a lump sum election. Notwithstanding the foregoing, no amendment or termination of the SRIP shall reduce the amount of a participant’s accrued benefit under the SRIP as of the date of such amendment or termination.

No amendment of the SRIP shall apply to the Grandfathered Amounts, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a SRIP amendment from resulting in an inadvertent “material modification” to the Grandfathered Amounts.

9. Miscellaneous.

a. As used herein, the masculine gender shall include the feminine gender. To the extent that any term is not defined under the SRIP, it shall have the same meaning as defined in the SPP.

b. Employment rights with NGSMSC shall not be enlarged or affected by the existence of the SRIP.

c. In case any provision of the SRIP shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions.

d. The SRIP shall be governed by the laws of the State of Ohio to the extent not preempted by ERISA.

IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 27th day of January, 2012.

NORTHROP GRUMMAN CORPORATION

By:	/s/ Denise M. Peppard
Denise Peppard
Corporate Vice President and Chief Human Resources Officer

APPENDIX A

2005-2007 TRANSITION RULES

This Appendix A provides the distribution rules that apply to the portion of benefits under the SRIP subject to Code section 409A for participants with benefit commencement dates after January 1, 2005 and before January 1, 2008.

A.1 Election. Participants scheduled to commence payments during 2005 may elect to receive both pre-2005 benefit accruals and 2005 benefit accruals in any optional form of benefit available under the SRIP as of December 31, 2004. Participants electing optional forms of benefits under this provision will commence payments on the participant’s selected benefit commencement date.

A.2 2005 Commencements. Pursuant to IRS Notice 2005-1, Q&A-19 & Q&A-20, participants commencing payments in 2005 from the SRIP may elect a form of distribution from among those available under the SRIP on December 31, 2004, and benefit payments shall begin at the time elected by the participant.

a. Key Employees. A Key Employee Separating from Service on or after July 1, 2005, with SRIP distributions subject to Code section 409A scheduled to be paid in 2006 and within six months of his date of Separation from Service, shall have such distributions delayed for six months from the Key Employee’s date of Separation from Service. The delayed distributions shall be paid as a single sum with interest at the end of the six month period and SRIP distributions will resume as scheduled at such time. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such period (i.e., the rate may change in the event the period spans two calendar years). Alternatively, the Key Employee may elect under IRS Notice 2005-1, Q&A-20 to have such distributions accelerated and paid in 2005 without the interest adjustment, provided, such election is made in 2005.

For purposes of Appendix A and Appendix B, A “Key Employee” is an employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) of NGSMSC or an Affiliate (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if NGSMSC’s or an Affiliate’s stock is publicly traded on an established securities market or otherwise. NGSMSC shall determine in accordance with a uniform NGSMSC policy which participants are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.

For purposes of Appendix A and Appendix B, “Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Code section 409A.

b. Lump Sum Option. During 2005, a temporary immediate lump sum feature shall be available as follows:

i. In order to elect a lump sum payment pursuant to IRS Notice 2005-1, Q&A-20, a participant must be an elected or appointed officer of NGSMSC and eligible to commence payments under the underlying qualified pension plan on or after June 1, 2005 and on or before December 1, 2005;

ii. The lump sum payment shall be made in 2005 as soon as feasible after the election; and

iii. Interest and mortality assumptions and methodology for calculating lump sum amount shall be based on the SRIP’s procedures for calculating lump sums as of December 31, 2004.

A.3 2006 and 2007 Commencements. Pursuant to IRS transition relief, for all benefit commencement dates in 2006 and 2007 (provided election is made in 2006 or 2007), distribution of SRIP benefits subject to Code section 409A shall begin 12 months after the later of: (a) the participant’s benefit election date, or (b) the underlying qualified pension plan benefit commencement date (as specified in the participant’s benefit election form). Payments delayed during this 12-month period will be paid at the end of the period with interest. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such period (i.e., the rate may change in the event the period spans two calendar years).

APPENDIX B

POST 2007 DISTRIBUTION OF 409A AMOUNTS

The provisions of this Appendix B shall apply only to the portion of benefits under the SRIP that are subject to Code section 409A with benefit commencement dates on or after January 1, 2008. Distribution rules applicable to the Grandfathered Amounts are set forth in Section 4, and Appendix A addresses distributions of amounts subject to Code section 409A with benefit commencement dates after January 1, 2005 and prior to January 1, 2008.

B.1 Time of Distribution. Subject to the special rules provided in this Appendix B, distributions to a participant of his vested retirement benefit shall commence as of the 1st of the month coincident with or following the later of (a) the date the participant attains age 55, or (b) the date the participant Separates from Service (“Payment Date”).

B.2 Special Rule for Key Employees. If a participant is a Key Employee and age 55 or older at his Separation from Service, distributions to the participant shall commence on the first day of the seventh month following the date of his Separation from Service (or, if earlier, the date of the participant’s death). Amounts otherwise payable to the participant during such period of delay shall be accumulated and paid on the first day of the seventh month following the participant’s Separation from Service, along with interest on the delayed payments. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such delay (i.e., the rate may change in the event the delay spans two calendar years).

B.3 Forms of Distribution. Subject to the special rules provided in this Appendix B, a participant’s vested retirement benefit shall be distributed in the form of a single life annuity. However, a participant may elect an optional form of benefit up until the Payment Date. The optional forms of payment are:

a.	50% joint and survivor annuity

b.	75% joint and survivor annuity

c.	100% joint and survivor annuity.

If a participant is married on his Payment Date and elects a joint and survivor annuity, his survivor annuitant will be his spouse unless some other survivor annuitant is named with spousal consent. Spousal consent, to be effective, must be submitted in writing before the Payment Date and must be witnessed by a SRIP representative or notary public. No spousal consent is necessary if NGSMSC determines that there is no spouse or that the spouse cannot be found.

B.4 Death. If a married participant dies before the Payment Date, a death benefit will be payable to the participant’s spouse commencing 90 days after the participant’s death. The death benefit will be a single life annuity in an amount equal to the survivor portion of a participant’s vested retirement benefit based on a 100% joint and survivor annuity determined on the participant’s date of death. This benefit is also payable to a participant’s domestic partner who is properly registered with NGSMSC in accordance with procedures established by NGSMSC.

B.5 Actuarial Assumptions. Except as provided in Section B.6, all forms of payment under this Appendix B shall be actuarially equivalent life annuity forms of payment, and all conversions from one such form to another shall be based on the following actuarial assumptions:

Interest Rate:	6%

Mortality Table:	RP-2000 Mortality Table projected 15 years for future standardized cash balance factors

B.6 Accelerated Lump Sum Payouts.

a. Post-2007 Separations. Notwithstanding the provisions of this Appendix B, for participants who Separate from Service on or after January 1, 2008, if the present value of (a) the vested portion of a participant’s retirement benefit and (b) other vested amounts under nonaccount balance plans that are aggregated with the retirement benefit under Code section 409A, determined on the first of the month coincident with or following the date of his Separation from Service, is less than or equal to $25,000, such benefit amount shall be distributed to the participant (or his spouse or domestic partner, if applicable) in a lump sum payment. Subject to the special timing rule for Key Employees under Section B.2, the lump sum payment shall be made within 90 days after the first of the month coincident with or following the date of the participant’s Separation from Service.

b. Pre-2008 Separations. Notwithstanding the provisions of this Appendix B, for participants who Separate from Service before January 1, 2008, if the present value of (a) the vested portion of a participant’s retirement benefit and (b) other vested amounts under nonaccount balance plans that are aggregated with the retirement benefit under Code section 409A, determined on the first of the month coincident with or following the date the participant attains age 55, is less than or equal to $25,000, such benefit amount shall be distributed to the participant (or his spouse or domestic partner, if applicable) in a lump sum payment within 90 days after the first of the month coincident with or following the date the participant attains age 55, but no earlier that January 1, 2008.

c. Conflicts of Interest. The present value of a participant’s vested retirement benefit shall also be payable in an immediate lump sum to the extent required under conflict of interest rules for government service and permissible under Code section 409A.

d. Present Value Calculation. The conversion of a participant’s retirement benefit into a lump sum payment and the present value calculations under this Section B.6 shall be based on the actuarial assumptions in effect under the Northrop Grumman Pension Plan for purposes of calculating lump sum amounts, and will be based on the participant’s immediate benefit if the participant is 55 or older at Separation from Service. Otherwise, the calculation will be based on the benefit amount the participant will be eligible to receive at age 55.

B.7 Effect of Early Taxation. If the participant’s benefits under the SRIP are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the participant.

B.8 Permitted Delays. Notwithstanding the foregoing, any payment to a participant under the SRIP shall be delayed upon NGSMSC’s reasonable anticipation of one or more of the following events:

a.	NGSMSC’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

b.	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section B.8 shall be paid in accordance with Code section 409A.

APPENDIX C

CUTTING EDGE OPTRONICS TRANSFER

The provisions of this Appendix C are intended to comply with Code section 409A, and to maintain the exempt status of the Grandfathered Amounts accrued by any employees of Cutting Edge Optronics. Each such employee with a Grandfathered Amount is referred to below as a “Grandfathered Participant”.

C.1 Transferred Employees. Except for any Grandfathered Participants, the employees of Cutting Edge Optronics that would otherwise have been eligible to participate and accrue benefits under the SRIP prior to 2009 (the “Transferred Employees”) shall cease to participate in the SRIP as of January 1, 2009 (the “Transfer Date”).

C.2 Transferred Employee Benefits. Any benefits accrued by the Transferred Employees under the SRIP for services prior to the Transfer Date shall be transferred to and payable under the Litton Industries, Inc. Restoration Plan 2 (“LRP 2”). Such benefits will thus no longer be payable under the SRIP.

C.3 Grandfathered Participant Benefits. Each Grandfathered Participant shall remain eligible to participate in the SRIP after 2008. Subject to Section 3(b), the accrued benefits of a Grandfathered Participant under the SRIP shall equal the benefits accrued under the SRIP for services performed prior to 2009, plus the benefits that such Grandfathered Participant would otherwise have accrued and become vested in based on services performed after 2008 had he or she been eligible to participate in the LRP 2.

APPENDIX D

COMMITTEES AND APPOINTMENTS

Notwithstanding anything to the contrary in this Plan, effective October 25, 2011, the Chief Executive Officer of Northrop Grumman Corporation shall appoint, and shall have the power to remove, the members of (1) an Administrative Committee that shall have responsibility for administering the Plan (including as such responsibilities are described in Section 6 of the Plan) and (2) an Investment Committee that shall have responsibility for overseeing any rabbi trusts or other informal funding for the Plan.

Schedule A

Article 2

BENEFITS

2.1	Computation of Benefits.

a. Total Benefit Objective. Total retirement benefits from the Company, coupled with expected Social Security benefits, are designed to provide a level of income during retirement based on the Member’s service and income while with the Company. The Benefit Objective (as determined on or prior to Normal Retirement Date) for a Member who retires on or after his/her Normal Retirement Date with 20 or more years of Benefit Service (Benefit Service accrues to age 65), is 45% of the Member’s Average Annual Compensation for the five highest consecutive plan years of his/her employment with the Company. For Members who retire with less than 20 years of Benefit Service, the Benefit Objective is the amount calculated above reduced by multiplying that amount by a fraction the numerator of which is the number of years of Benefit Service and the denominator of which is 20. The Benefit Objective, as defined above, is intended to be met by unreduced retirement income (without any reductions associated with any payment option) from both the Company’s Retirement Plan and Supplemental Executive Retirement Plan plus the unreduced Social Security Benefit (commencing as late as age 67).

b. Calculation of Benefits Under This Plan. The benefit payable under this Plan shall be equal to the Benefit Objective as stated in paragraph a. above, reduced, as applicable, by the factors and in accordance with the provisions set forth for such purposes in the Retirement Plan, (i) for commencement prior to Normal Retirement Date, (ii) for election of a form of payment other than life only to the Member, and (iii) upon death, less the Retirement Plan Benefit and the unreduced Social Security Benefit as stated in paragraph a. above. If the benefit payable under this plan according to the preceding sentence plus the Retirement Plan Benefit is less than the Target Benefit Amount, as hereinafter defined, the benefit payable under this Plan shall be equal to the Target Benefit Amount less the Retirement Plan Benefit. The Target Benefit Amount shall mean $90,000, reduced, as applicable, by the factors and in accordance with the provisions set forth for such purposes in the Retirement Plan, (i) for commencement prior to Normal Retirement Date, (ii) for election of a form of payment other than life only to the Member, and (iii) upon death.

2.2	Form of Benefit Payments.

The benefit payable to or on behalf of a Member as determined under Section 2.1 shall be paid in the same form, and to the same beneficiary, if any, as the Member’s benefit under the Retirement Plan.

2.3	Time of Benefit Payments.

Benefits due under this Plan shall be paid coincident with the payment date of benefits under the Retirement Plan.

Schedule B

APPENDIX A

ASTRO AEROSPACE CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

i

ASTRO AEROSPACE CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I DEFINITIONS		2

ARTICLE II DESIGNATION OF COVERED EXECUTIVES		4

ARTICLE III RETIREMENT BENEFITS		5
3.01	Retirement Allowance on Normal or Postponed Retirement Date	5
3.02	Retirement Allowance on Early Retirement Date	6
3.03	Payment of Retirement Allowance	6
3.04	Retirement Allowance Payable to Surviving Spouse of a Covered Executive	6
3.05	Deeming Rule	6

ARTICLE IV TERMINATION OF SERVICE		8
4.01	Termination Benefits	8
4.02	Early Commencement of Deferred Retirement Allowance	8
4.03	Applicable Provisions	8

ARTICLE V DEATH BENEFITS		9
5.01	Benefits on Covered Executive’s Death Prior to Retirement	9
5.02	Benefits on a Former Covered Executive’s Death Prior to Retirement	9

ARTICLE VI DISABILITY BENEFITS		11
6.01	Disabled Covered Executives	11
6.02	Disability Retirement	11
6.03	Applicable Provisions	11

ARTICLE VII ADMINISTRATION		12

ARTICLE VIII AMENDMENT OR TERMINATION OF THE PLAN		13

ARTICLE IX CLAIMS REVIEW PROCEDURE		14
9.01	Denial of Benefits	14
9.02	Notice	14
9.03	Appeals Procedure	14
9.04	Review	14

ii

ARTICLE X GENERAL		15
10.01	No Employment Rights	15
10.02	No Claim Against the Company	15
10.03	Incompetence	15
10.04	Nonassignability	15
10.05	Continuance of Payments	15
10.06	Notice	16
10.07	Gender and Number	16
10.08	Corporate Successors	16
10.09	Unclaimed Benefits	16
10.10	Withholding; Employment Taxes	16
10.11	Validity	16
10.12	Applicable Law	17

iii

ASTRO AEROSPACE CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

INTRODUCTION

The purpose of this Supplemental Executive Retirement Plan (the “Plan”) is to provide a further means whereby Astro Aerospace Corporation (the “Corporation”) may afford financial security to a select group of Covered Executives of the Corporation, who render valuable services to the Corporation, constituting an important contribution toward its continued growth and success, by providing for additional future compensation so that such employees may be retained and their productive efforts encouraged, all as provided herein. Retirement Allowances under this Supplemental Executive Retirement Plan are in addition to benefits payable under the Astro Aerospace Corporation Employees’ Pension Plan and any other qualified retirement plan maintained by the Corporation.

ARTICLE I

DEFINITIONS

(a) “Administrator” means the Corporation which shall be responsible for the administration of this Plan.

(b) “Astro Pension Plan” means the Astro Aerospace Corporation Employees’ Pension Plan, as amended from time to time.

(c) “Affiliate” means a member of a controlled group of corporations, within the meaning of section 414(b) of the Internal Revenue Code (“Code”), which includes the Corporation; a trade or business (whether or not incorporated) which is in common control with the Corporation as determined in accordance with section 414(c) of the Code; or any organization which is a member of an affiliated service group, within the meaning of section 414(m) of the Code, which includes the Corporation, and any other organization required to be aggregated with the Corporation pursuant to section 414(o) of the Code.

(d) “Corporation” means Astro Aerospace Corporation.

(e) “Covered Executive” means a person who is a member of the Astro Pension Plan and who is designated by the board of directors of the Corporation as being eligible to receive a Retirement Allowance.

(f) “Covered Service” means, with respect to a Covered Executive, a number of years and completed months equal to his period of “Service” for purposes of the Astro Pension Plan. For purposes of this Plan, “Service”, as defined under the Astro Pension Plan, shall include Service with the Corporation and its Affiliates. Covered Service shall not exceed 35 years.

(g) “Early Retirement Date” means retirement from employment with Corporation and all Affiliates after attaining age 55 with 10 years of Covered Service.

(h) “Effective Date” means September 1, 1993.

(i) “Final Average Earnings” shall have the meaning ascribed under the terms of the Spar Pension Plan except that it will not be subject to the compensation limitation imposed by Internal Revenue Code Section 401(a)(17).

(j) “Former Covered Executive” means a Covered Executive who is no longer an active Covered Executive of the Plan but who remains entitled to benefits under the Plan and is not yet receiving a Retirement Allowance.

(k) “Normal Retirement Date” means retirement from employment with Corporation and all Affiliates after attaining age 65.

(l) “Postponed Retirement Date” means the actual retirement date of a Covered Executive who continues employment with the Corporation or any Affiliate beyond Normal Retirement Date.

(m) “Plan” means the plan to provide Retirement Allowances set forth herein and as amended from time to time, which shall be known as the Astro Aerospace Corporation Supplemental Executive Retirement Plan.

(n) “Plan Year” means the period January 1 to December 31.

(o) “Retired Executive” means a Covered Executive or Former Covered Executive who has retired and is receiving a Retirement Allowance under the Plan.

(p) “Retirement Allowance” means an amount payable to a Covered Executive, a Former Covered Executive or a Spouse under the terms of the Plan.

(q) “Spar Pension Plan” or “Registered Plan” means the Spar Aerospace Limited Pension Plan for Executive Employees, as amended from time to time.

(r) “Spar SERP” means the Spar Aerospace Limited Supplemental Executive Retirement Plan.

(s) “Spouse” means, with respect to a (Former) Covered Executive, that person to whom the (Former) Covered Executive is lawfully married at the relevant time.

(t) “Total and Permanent Disability” means a physical or mental condition which results in a Covered Executive being eligible to receive disability benefits under the federal Social Security program, or under any formal program of long-term disability insurance provided by the Corporation or its Affiliates.

ARTICLE II

DESIGNATION OF COVERED EXECUTIVES

The Board of Directors of the Corporation (“Board”) shall, from time to time, in its discretion, designate as Covered Executives, for the purposes of the Plan, individuals who are members of the Astro Pension Plan. Once an individual is designated as a Covered Executive, the Board shall notify such Covered Executive in writing of his designation and shall provide him with a copy of the Plan.

ARTICLE III

RETIREMENT BENEFITS

3.01 Retirement Allowance on Normal or Postponed Retirement Date. A Covered Executive retiring on his Normal Retirement Date or on his Postponed Retirement Date shall be entitled to receive a monthly Retirement Allowance equal to the excess of:

(a) 1/12 x 2% x the Covered Executive’s Final Average Earnings multiplied by his Covered Service; over

(b) The sum of the monthly benefits payable to the Covered Executive under the Astro Pension Plan and any other qualified retirement plan to the extent such benefits are attributable to contributions of the Corporation or its Affiliates on the Covered Executive’s behalf, excluding employee deferrals and employer matching contributions under the Astro Aerospace Corporation 401(k) Savings Plan (“401(k) Plan”).

The benefits payable or benefits that would be payable under (a) and (b) above shall be determined as follows:

(i) under the Astro Pension Plan (or any other defined benefit plan of the Corporation or its Affiliates in which the Covered Executive participates or participated) assuming a straight life annuity form of benefit; and

(ii) under any defined contribution plan of the Corporation or its Affiliates in which the Covered Executive participates or participated assuming the Covered Executive’s account balance(s) attributable to contributions by the Corporation or its Affiliates (other than elective salary deferrals, other employee contributions, employer matching contributions and earnings thereon) is paid in the form of a single life annuity beginning on the date the payment of the Retirement Allowance commences.

When determining the amount of the Covered Executive’s benefits in any plan, any such benefits paid out prior to the date on which the Retirement Allowance is determined (e.g., hardship withdrawals, payments pursuant to a qualified domestic relations order or other in-service withdrawal) shall be treated as if no such payment was made and shall be included in the calculation of (a) and (b) above in accordance with Section 3.05 herein.

3.02 Retirement Allowance on Early Retirement Date. A Covered Executive who retires on an Early Retirement Date shall be entitled to receive a Retirement Allowance commencing on his Early Retirement Date calculated in accordance with Section 3.01 provided that:

(a) The amounts in Subsection 3.01(a) and 3.01(b) will be reduced to take into account the early receipt of the Retirement Allowance. The reduction will be calculated consistent with the actuarial reduction applied to the benefit under the Astro Pension Plan; and

(b) The benefits under the Astro Pension Plan and any other qualified retirement plan of the Corporation or its Affiliates will be determined according to the applicable terms of such plan(s) at the Early Retirement Date.

3.03 Payment of Retirement Allowance. Retirement Allowances shall be paid on the first day of each month commencing after the Covered Executive’s Normal Retirement Date, Early Retirement Date or Postponed Retirement Date, as the case may be, and, subject to Section 3.04, ceasing with the 360th monthly payment or, if earlier, the payment made coincident with or immediately preceding the death of the Covered Executive.

3.04 Retirement Allowance Payable to Surviving Spouse of a Covered Executive. If a Covered Executive who has a Spouse at the date payment of his Retirement Allowance commences, dies after retirement but before receiving 360 monthly payments of his Retirement Allowance under the Plan, such Spouse is entitled to receive a monthly amount equal to 66 2/3% of the monthly amount paid to the Covered Executive in the month immediately preceding his date of death from the Plan.

This monthly amount is payable to the Spouse for the balance of the 360 payments or until the death of the Spouse, whichever occurs first.

3.05 Deeming Rule. If the benefits payable to a Covered Executive or his Spouse under the Astro Pension Plan or any other qualified plan of the Corporation or its Affiliates are (were):

(i) commuted at the election of the Covered Executive or his Spouse, or;

(ii) divided pursuant to a decree, order or judgment of a competent tribunal, or a written separation agreement, relating to a division of property between the Covered Executive and his Spouse or former Spouse in settlement of rights arising out of their marriage or other conjugal relationship, on or after the breakdown of the marriage or other relationship; for the purposes of calculating the amount of the Covered Executive’s or the surviving Spouse’s Retirement Allowance, the benefits payable under such plans shall be deemed to be equal to the amount of the benefit that would have been payable if such election to commute or such division of the benefits under the plans had not been made and payment of such benefits commenced at the same time as the Retirement Allowance.

ARTICLE IV

TERMINATION OF SERVICE

4.01 Termination Benefits. A Covered Executive, who has been a member of the Astro Pension Plan for 24 continuous months and whose employment with the Corporation and its Affiliates is terminated for any reason other than retirement or death prior to his Normal Retirement Date, shall be entitled to a Retirement Allowance commencing, subject to Section 4.02, on his Normal Retirement Date. The Retirement Allowance shall be determined in accordance with section 3.01.

4.02 Early Commencement of Deferred Retirement Allowance. A Former Covered Executive who is entitled to a Retirement Allowance payable under the terms of Section 4.01 who has elected to receive Early Retirement benefits under the Astro Pension Plan will commence receipt of his Retirement Allowance prior to his Normal Retirement Date coincident with the commencement of benefit payments from the Astro Pension Plan provided that he attained the age of 55 and had ten (10) years of Covered Service on his date of termination. The Retirement Allowance payable from such date shall be reduced to take into account the early receipt of the Retirement Allowance. The reduction will be calculated consistent with the actuarial reduction which would be applied under the Astro Pension Plan for an Early Retirement.

4.03 Applicable Provisions. The provisions of Section 3.03 and 3.04 apply to Retirement Allowances paid under Article IV, with such wording changes as may be necessary. However, the provisions of Article V shall apply when a Former Covered Executive dies prior to commencement of his Retirement Allowance.

ARTICLE V

DEATH BENEFITS

5.01 Benefits on Covered Executive’s Death Prior to Retirement. If a Covered Executive dies prior to commencement of a Retirement Allowance, the person who is his Spouse at the date of his death shall be entitled to a monthly amount equal to the excess of:

(a) 66 2/3% of the amount in Subsection 3.01(a) of the Plan calculated at the date of the Covered Executive’s death,

less

(b) an amount, if any, equal to the sum of the monthly survivor benefits from the Astro Pension Plan and any other qualified plan of the Corporation or Affiliate payable to the Spouse in the same month.

The actual benefits under the Astro Pension Plan and any other qualified plan of the Corporation or Affiliate will be determined according to the applicable terms of such plan(s) at the date of the Covered Executive’s death and shall not include benefits attributable to the Covered Executive’s salary deferrals or matching contributions and earnings thereon under the 401(k) Plan.

Payment of the Spouse’s benefit will commence on the first day of the month following the Covered Executive’s date of death.

This monthly amount is payable to the Spouse for 360 monthly payments or until the death of the Spouse, whichever occurs first.

5.02 Benefits on a Former Covered Executive’s Death Prior to Retirement. If a Former Covered Executive dies prior to commencement of a Retirement Allowance, his Spouse at the date of death shall be entitled to receive a Retirement Allowance equal to the Retirement Allowance calculated in accordance with Section 5.01 provided that:

(a) The amounts in subsection 3.01 will be reduced to take into account the early receipt of the Retirement Allowance. The reduction will be calculated consistent with the actuarial reduction applied to the benefit under the Astro Pension Plan; and

(b) The actual benefits under the Astro Pension Plan and any other qualified plan of the Corporation or Affiliate will be determined according to the applicable terms of such plan(s) at the Former Covered Executive’s date of termination of employment with the Corporation and its Affiliates.

Payment of the Spouse’s benefit will commence on the later of (1) first day of the month following the Former Covered Executive’s date of death, (2) the Annuity Starting Date (as defined under the Astro Pension) elected by the surviving Spouse, or (3) the first date the surviving Spouse receives payment of the death benefit under the Astro Pension Plan.

This monthly amount is payable to the Spouse for 360 monthly payments or until the death of the Spouse, whichever occurs first.

ARTICLE VI

DISABILITY BENEFITS

6.01 Disabled Covered Executives. A Covered Executive who is receiving benefits under a long-term disability benefit plan designated by the Corporation shall continue to be a Covered Executive. Such Covered Executive’s Covered Service shall continue to accrue during the covered disability. The Covered Executive’s Final Average Earnings while on disability shall be deemed to be equal to the Final Average Earnings in effect immediately preceding the commencement of the disability.

If the disabled Covered Executive does not return to active employment with the Corporation or any Affiliate, he will be entitled to receive a Retirement Allowance commencing, subject to Section 6.02, on his Normal Retirement Date calculated in accordance with Section 3.01, based on his Final Average Earnings on his date of disability and his Covered Service at his Normal Retirement Date.

6.02 Disability Retirement. A Covered Executive who, while in the employ of the Corporation or any Affiliate and, prior to his Normal Retirement Date:

(1) incurs a Total and Permanent Disability;

(2) does not qualify or ceases to qualify for benefits under any salary continuance or long-term disability benefits plan designated by the Corporation, or any applicable Worker’s Compensation legislation; and

(3) retires under the Astro Pension Plan;

will be entitled to receive a Retirement Allowance coincident with the commencement of the payment of his benefit under the Astro Pension Plan. Such Retirement Allowance shall be equal to the amount calculated in accordance with Section 3.02 based on his Final Average Earnings on his date of disability and his Covered Service at his date of retirement.

6.03 Applicable Provisions. The provisions of Sections 3.03 and 3.04 apply to Retirement Allowances paid under Article VI, with such wording changes as may be necessary. However, the provisions of Article V shall apply when a disabled Covered Executive dies prior to commencement of his Retirement Allowance.

ARTICLE VII

ADMINISTRATION

The Corporation is the Administrator of the Plan. The Administrator shall be responsible for the general administration of the Plan and shall perform all administrative functions and shall interpret, construe and apply the Plan provisions in accordance with its terms. The Corporation as Administrator may establish, adopt or revise rules and regulations as it deems necessary or advisable for the administration of the Plan. The Corporation may consult with and rely upon the advice of such counsel, actuaries and other advisors as it shall see fit.

ARTICLE VIII

AMENDMENT OR TERMINATION OF THE PLAN

It is the intention of the Corporation in establishing the Plan that it should operate to the indefinite future. The Corporation does however, reserve the sole right to terminate the Plan at any time. The Corporation further reserves the right in its sole discretion to amend the Plan in any respect; provided, however, that no such amendment that reduces the value of the benefits therefore accrued by the Covered Executive shall be effective unless the Covered Executive consents to such amendment in writing.

In the event of termination of the Plan, the value of the benefits accrued by the Covered Executive at the time of termination will be determined assuming the Astro Pension Plan and all other qualified retirement plans of the Corporation and it’s Affiliates are terminated at the same time. Any amendment or termination shall be made pursuant to a resolution of the Board of Directors of the Corporation and shall be effective as of the date specified in such resolution.

ARTICLE IX

CLAIMS REVIEW PROCEDURE

9.01 Denial of Benefits. If a Retirement Allowance under the Plan is wholly or partially denied, notice of the decision shall be furnished to the Covered or Former Covered Executive or Spouse (claimant) as the case may be by the Administrator within a reasonable period of time after such decision is reached.

9.02	Notice. Any claimant who is denied a claim for Benefits shall be furnished written notice setting forth:

(a) the specific reason or reasons for the denial;

(b) specific reference to the pertinent provision of the Plan upon which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim; and

(d) an explanation of the claim review procedure under the Plan.

9.03 Appeals Procedure. In order that a claimant may appeal a denial of a claim, the claimant or the claimant’s duly authorized representative may:

(a) request a review by written application to the Administrator, or its designate, no later than 60 days after receipt by the claimant of written notification of denial of a claim;

(b) review pertinent documents; and

(c) submit issues and comments in writing.

9.04 Review. A decision on review of a denied claim shall be made not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent provisions of the Plan on which the decision is based.

ARTICLE X

GENERAL

10.01 No Employment Rights. Nothing herein shall constitute a contract of continuing employment or in any manner obligate the Corporation to continue the service of a Covered Executive, or obligate a Covered Executive to continue in the service of the Corporation, and nothing herein shall be construed as fixing or regulating the compensation paid to Covered Executive.

10.02 No Claim Against the Company. Neither a Covered Executive nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Corporation whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which the Corporation, in its sole discretion, may set aside in anticipation of a liability hereunder. Any trust which is created in connection with this Plan or any agreement shall provide that the assets of the trust are subject to the claims of the Corporation’s general creditors. A Covered Executive shall have only a Contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Corporation.

10.03 Incompetence. If the Administrator determines that any person entitled to any payment hereunder is incompetent by reason of any physical or mental disability, and consequently unable to give a valid receipt, the Administrator may cause any payment due to such person to be made to another person for his benefit, without responsibility on the part of the Administrator to follow the application of such funds. Payment made pursuant to this section 10.03 shall operate as a complete discharge of the responsibility of the Administrator.

10.04 Nonassignability. Neither a Covered Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Covered Executive or any other person, nor be transferable by operation of law in the event of a Covered Executive’s or any other person’s bankruptcy or insolvency.

10.05 Continuance of Payments. The payment of a Retirement Allowance to a Covered Executive or Former Covered Executive, or to his surviving Spouse, is subject to satisfactory proof of the existence of a Covered Executive or Former Covered Executive, or his surviving Spouse, as the case may be, as may be required from time to time by the Administrator.

10.06 Notice. Any notice required or permitted to be given to the Administrator of the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Corporation, directed to the attention of the Administrator. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

10.07 Gender and Number. Wherever appropriate herein, the masculine may mean the feminine and the singular may mean the plural or vice versa.

10.08 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Corporation or the merger or consolidation of the Corporation into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Article VIII.

10.09 Unclaimed Benefits. Each Covered Executive shall keep the Corporation informed of his current address and the current address of his Spouse. The Corporation shall not be obligated to search for the whereabouts of any person. If the location of a Covered Executive is not made known to the Corporation within three (3) years after the date on which payment of the Covered Executive’s Retirement Allowance may first be made, payment may be made as though the Covered Executive had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Covered Executive, the Corporation is able to locate any surviving Spouse of the Covered Executive, then the Corporation shall have no further obligation to pay any benefit hereunder to such Covered Executive or surviving Spouse or any other person and such benefit shall be irrevocably forfeited.

10.10 Withholding; Employment Taxes. To the extent required by the law in effect at the time payments are made, the Corporation shall withhold from payments made hereunder any taxes required to be withheld by the Federal or any state or local government.

10.11 Validity. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

10.12 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of California.